Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Christopher Conley, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS SECOND-QUARTER 2014 RESULTS
Record Operating Profit in North America Region
Business Investments Continue

BENTON HARBOR, Mich., July 23, 2014 - Whirlpool Corporation (NYSE: WHR) announced today second-quarter GAAP net earnings of $179 million, or $2.25 per diluted share, compared to $198 million, or $2.44 per diluted share, reported for the same prior-year period. Ongoing business earnings per diluted share(1) increased to a second quarter record $2.62, compared to $2.37 in the prior-year period, mainly driven by improved product price and mix, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives.

Net sales in the quarter were $4.7 billion compared to $4.7 billion during the same prior-year period. Excluding the impact of both foreign currency and Brazilian (BEFIEX) tax credits, sales increased approximately 1 percent.

“The second-quarter results were in line with our expectations as our North America Region delivered record operating profit,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “Overall, the underlying fundamentals of our business remain strong and we continue to invest in our business through innovative new products and acquisitions.”

Second-quarter GAAP operating profit totaled $291 million, compared to $328 million in the same prior-year period. Ongoing business operating profit(2) totaled $330 million, or 7.1 percent of sales, compared to $335 million, or 7.1 percent of sales, in the same prior-year period. Improved product price and mix, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives were more than offset by lower unit volumes, higher material costs, foreign currency and increased investments in marketing, technology and products.

During the six months ended June 30, 2014, the company reported cash used in operating activities of $(368) million compared to $(196) million in the prior-year period. On a year-to-date basis, Whirlpool Corporation reported free cash flow(3) use of $(622) million, compared to free cash flow(3) use of $(373) million in the same prior-year period. Free cash flow(3) use was primarily driven by increased capital spending and higher levels of inventory to support product line transitions and new product launches in the second half.

OUTLOOK

Whirlpool Corporation has adjusted its full-year 2014 guidance to reflect trade customer inventory transitions in China related to the pending acquisition of a majority stake in Hefei Rongshida Sanyo Electric Co., Ltd. and investment expenses related to the pending acquisition of a majority stake in Indesit Company S.p.A.  The company expects full-year net earnings per diluted share of $10.30 to $10.80 and full-year ongoing business earnings per diluted share of $11.50 to $12.00.

	2014 Diluted EPS(i)
	Ongoing	GAAP
Previous Outlook	$12.00-$12.50	$11.05-$11.55
China Trade Inventory Transitions	(0.50)	(0.50)
Indesit Investment Expenses	-	(0.25)
Current Outlook	$11.50-$12.00	$10.30-$10.80

2014 EPS Outlook
GAAP Diluted EPS(i)	$10.30-$10.80
Restructuring Expense	~0.95
Brazilian (BEFIEX) Tax Credits	(0.18)
Investment Expense(ii)	~0.46
Antitrust Resolutions	0.02
Ongoing Business Diluted EPS	$11.50–$12.00
(i) Diluted EPS available to Whirlpool.
(ii) Previous guidance of $0.21 was increased by $0.25 for Indesit investment expense

For the full-year 2014, the company expects to generate free cash flow(3) of $600 million to $650 million. Included in this guidance are restructuring cash outlays of up to $150 million, capital spending of $625 million to $675 million and U.S. pension contributions of approximately $160 million.

“For the balance of the year, we will benefit from increasing global demand, new product introductions, previously announced price increases and strong productivity,” said Fettig. “We expect to acquire majority interests in Hefei Sanyo and Indesit by the end of this year, all of which provides us with an outstanding platform for growth and value creation in 2015 and beyond.”

SECOND-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported second-quarter net sales of $2.7 billion compared to $2.6 billion in the same prior-year period, an increase of over 3 percent. Excluding the impact of currency, sales increased approximately 4 percent.

The region reported a record second-quarter operating profit of $285 million, or 10.6 percent of sales, compared to $262 million, or 10.1 percent of sales, in the same prior-year period. Ongoing cost productivity and cost and capacity-reduction benefits offset higher material costs, foreign currency and increased investments in marketing, technology and products.

The company expects full-year 2014 industry unit shipments to increase by approximately 5 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported second-quarter net sales of $746 million compared to $731 million in the same prior-year period. Excluding the impact of currency, sales decreased approximately 3 percent.

The region reported second-quarter operating profit of $2 million, compared to an operating loss of $(6) million in the same prior-year period. Ongoing cost productivity, the benefit of cost and capacity-reduction initiatives, and improved product price and mix more than offset lower unit volumes, foreign currency and increased investments in marketing, technology, and products.

The company expects full-year 2014 industry unit shipments to be flat to up 2 percent.

Whirlpool Latin America

Whirlpool Latin America reported second-quarter net sales of $1.1 billion, compared to $1.2 billion in the same prior-year period. Excluding the impact of currency and BEFIEX tax credits, sales declined less than 4 percent.

The region reported second-quarter operating profit of $87 million, compared to $135 million in the same prior-year period. During the second quarter of 2013, the company monetized $24 million of BEFIEX tax credits. Ongoing business segment operating profit(4) totaled $87 million, or 8.0 percent of sales, compared to $111 million, or 9.3 percent of sales, in the same prior-year period. Improved product price and mix was more than offset by lower unit volumes, higher material costs and foreign currency.

The company expects full-year 2014 industry unit shipments to be flat to down 3 percent.

Whirlpool Asia

Whirlpool Asia reported second-quarter net sales of $211 million compared to $246 million in the same prior-year period. Excluding the impact of currency, sales decreased approximately 9 percent.

The region reported second-quarter operating profit of $4 million, or 1.9 percent of sales, compared to $14 million, or 5.6 percent of sales, in the same prior-year period. Improved price and mix and ongoing cost productivity were more than offset by lower unit volumes and margins due to trade inventory transitions in China related to the pending acquisition, as well as higher material costs and foreign currency.

The company expects full-year 2014 industry unit shipments to be flat.

(1) A reconciliation of ongoing business earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears on page 14.
(2) A reconciliation of ongoing business operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears on page 14.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by operating activities and other important information, appears on page 16.
(4) A reconciliation of ongoing business segment operating profit, a non-GAAP financial measure, to reported segment operating profit and other important information, appears on page 15.

SECOND-QUARTER 2014 PRODUCT LEADERSHIP, INNOVATION AND AWARDS

Whirlpool Corporation is at the forefront of the home appliance industry - with deep consumer insights and the strongest portfolio of brands worldwide. Our products are uniquely positioned with consumers because they are as inventive as they are practical. We offer compelling home solutions that expand beyond our core appliance business. Across our company and around the world, we are strengthening our consumer demand by delivering innovation that matters to consumers and positioning our company for continued growth and profitability.

Awards and Recognition

•
Whirlpool Corporation’s new Whirlpool Duet steam dryer received the industry’s first ENERGY STAR® qualification for clothes dryers. Over 400 Whirlpool Corporation appliances carry the U.S. Environmental Protection Agency's ENERGY STAR label - more than any other manufacturer.

•
Whirlpool Corporation was a platinum sponsor of the Energy Efficiency Global Forum 2014, hosted by the Alliance to Save Energy. Whirlpool efficiency experts joined more than 120 leaders from around the world in sharing insights and key learnings on the topic of energy efficiency.

•	In May, the Whirlpool Duet steam washer was named “Best Custom Wash” in the front-load category by a leading U.S. consumer publication.

•	In May, the Maytag Bravos XL HE washer with steam was named “TLC Champ” in the modern top-load category by a leading U.S. consumer publication.

•	Whirlpool Latin America was named the best company of the electronics industry by Exame business magazine.

•	Whirlpool Latin America was recognized as the most innovative company in Brazil by INFO magazine, which focuses on technology.

•	At the Women’s Empowerment Principles event, hosted by the United Nations, Whirlpool Latin America received an honorary mention for its work in improving the lives of women in Brazil.

Product Innovation

•
In North America, the new KitchenAid dishwasher features an optional ProScrub cycle that eliminates the need to pre-rinse dishes and a groundbreaking wash system that uses a unique, ultra-fine filter to filter 100% of the wash water for a shorter overall wash cycle with less water usage.

•
The Whirlpool 6th Sense induction cooktop, available in Europe, combines the power of induction with 6th Sense technology for greater intuitiveness and ease of use. With just one touch, consumers can pick from the most frequent cooking methods, and the large FlexiCook surface makes it easier than ever to prepare a variety of dishes.

•
In Europe, the new Whirlpool refrigerator and freezer can be installed separately or as a pair, in both freestanding and built-in configurations, providing superior versatility for the home. The pair’s lighting system and premium interior design make it easier to manage your groceries and meals, while the 6th Sense FreshControl and ShockFreeze technologies keep food fresh longer.

•	Whirlpool India’s new line of Whirlpool Protton no-frost refrigerators use less energy than a CFL light bulb while making it easier for families to preserve their groceries and keep food fresh.

•
Whirlpool brand’s 3D Cool Climate Control line of split air conditioners bring fast, powerful and uniform cooling to consumers in India. With three preset climate options, consumers can also quickly adjust the temperature during the country’s changing summer conditions.

Product Line Growth

•
The North America Region broadened its line of smart appliances with the launch of the Whirlpool smart front-load washer and dryer with Nest Technology. The laundry pair uses the Nest Application Programming Interface to help save consumers energy and keep their laundry fresh if the cycle ends while they are away.

•
The Consul Facilite automatic washer offers consumers in Brazil’s emerging middle class best-in-class quality at a price they can afford. Doing the laundry is less of a chore, thanks to the easy dosing detergent dispenser and environmentally friendly water reuse function.

Growth Beyond Core Appliances

•
Whirlpool Corporation and P&G introduced Swash, a revolutionary at-home clothing care system that reduces wrinkles, refreshes fabric, restores the fit lost after wear and preserves clothing. In just 10 minutes with the push of a button, the Swash system allows people to reduce or eliminate ironing, save on dry cleaning, and better care for and preserve clothes.

Geographic Expansion

•	The Latin America region expanded its production of Whirlpool Max refrigerators - now locally manufactured and sold in Colombia, strengthening the brand’s presence outside of the Brazilian market.

About Whirlpool Corporation
Whirlpool Corporation is the world’s leading global manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2013, 69,000 employees and 59 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) acquisition and investment-related risk, including risks associated with our pending acquisitions of Hefei Sanyo and Indesit; (4) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (5) product liability and product recall costs; (6) inventory and other asset risk; (7) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (8) the uncertain global economy; (9) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (10) Whirlpool's ability to maintain its reputation and brand image; (11) fluctuations in the cost of key materials (including steel, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (12) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (13) the effects and costs of governmental investigations or related actions by third parties; (14) Whirlpool's ability to obtain and protect intellectual property rights; (15) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (16) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (17) information technology system failures and data security breaches; (18) the impact of labor relations; (19) our ability to attract, develop and retain executives and other qualified employees; (20) changes in the legal and regulatory environment including environmental and health and safety regulations; and (21) the ability of Whirlpool to manage foreign currency fluctuations.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED JUNE 30
(Millions of dollars, except share data)

	Three Months Ended		Six Months Ended
	2014	2013	2014	2013
Net sales	$4,682	$4,748	$9,045	$8,996
Expenses
Cost of products sold	3,895	3,931	7,503	7,453
Gross margin	787	817	1,542	1,543
Selling, general and administrative	457	453	896	874
Intangible amortization	5	5	11	14
Restructuring costs	34	31	63	73
Operating profit	291	328	572	582
Other income (expense)
Interest and sundry income (expense)	(16)	(39)	(39)	(57)
Interest expense	(40)	(44)	(84)	(90)
Earnings before income taxes	235	245	449	435
Income tax expense (benefit)	50	39	100	(28)
Net earnings	185	206	349	463
Less: Net earnings available to noncontrolling interests	6	8	10	13
Net earnings available to Whirlpool	$179	$198	$339	$450
Per share of common stock
Basic net earnings available to Whirlpool	$2.29	$2.48	$4.34	$5.66
Diluted net earnings available to Whirlpool	$2.25	$2.44	$4.27	$5.56
Dividends declared	$0.75	$0.625	$1.375	$1.125
Weighted-average shares outstanding (in millions)
Basic	78.3	79.8	78.2	79.5
Diluted	79.6	81.1	79.6	81.0

Comprehensive income	$184	$115	$390	$341

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	(Unaudited)
	June 30, 2014	December 31, 2013
Assets
Current assets
Cash and equivalents	$945	$1,380
Accounts receivable, net of allowance of $77 and $73, respectively	2,222	2,005
Inventories	2,812	2,408
Deferred income taxes	335	549
Prepaid and other current assets	731	680
Total current assets	7,045	7,022
Property, net of accumulated depreciation of $6,425 and $6,278, respectively	3,069	3,041
Goodwill	1,723	1,724
Other intangibles, net of accumulated amortization of $249 and $237, respectively	1,692	1,702
Deferred income taxes	1,758	1,764
Other noncurrent assets	321	291
Total assets	$15,608	$15,544
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,876	$3,865
Accrued expenses	667	710
Accrued advertising and promotions	353	441
Employee compensation	357	456
Notes payable	3	10
Current maturities of long-term debt	312	607
Other current liabilities	550	705
Total current liabilities	6,118	6,794
Noncurrent liabilities
Long-term debt	2,461	1,846
Pension benefits	868	930
Postretirement benefits	468	458
Other noncurrent liabilities	342	482
Total noncurrent liabilities	4,139	3,716
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 110 million and 109 million shares issued, and 78 million and 77 million shares outstanding, respectively	110	109
Additional paid-in capital	2,497	2,453
Retained earnings	6,015	5,784
Accumulated other comprehensive loss	(1,258)	(1,298)
Treasury stock, 32 million shares	(2,124)	(2,124)
Total Whirlpool stockholders’ equity	5,240	4,924
Noncontrolling interests	111	110
Total stockholders’ equity	5,351	5,034
Total liabilities and stockholders’ equity	$15,608	$15,544

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED JUNE 30
(Millions of dollars)

	Six Months Ended
	2014	2013
Operating activities
Net earnings	$349	$463
Adjustments to reconcile net earnings to cash used in operating activities:
Depreciation and amortization	261	255
Changes in assets and liabilities:
Accounts receivable	(215)	(274)
Inventories	(375)	(199)
Accounts payable	(41)	19
Accrued advertising and promotions	(88)	(55)
Taxes deferred and payable, net	16	(110)
Accrued pension and postretirement benefits	(69)	(89)
Employee compensation	(84)	(106)
Other	(122)	(100)
Cash used in operating activities	(368)	(196)
Investing activities
Capital expenditures	(265)	(180)
Proceeds from sale of assets	11	3
Investment in related businesses	(36)	—
Other	—	(38)
Cash used in investing activities	(290)	(215)
Financing activities
Proceeds from borrowings of long-term debt	818	499
Repayments of long-term debt	(504)	(505)
Dividends paid	(107)	(89)
Net repayments of short-term borrowings	(6)	1
Common stock issued	28	63
Purchase of treasury stock	—	(30)
Purchase of noncontrolling interest shares	(5)	—
Other	(9)	(8)
Cash provided by (used in) financing activities	215	(69)
Effect of exchange rate changes on cash and equivalents	8	(18)
Decrease in cash and equivalents	(435)	(498)
Cash and equivalents at beginning of period	1,380	1,168
Cash and equivalents at end of period	$945	$670

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business" measures, including ongoing business operating profit, ongoing business operating margin, ongoing business earnings (loss) before income taxes, ongoing business earnings per diluted share, ongoing business segment operating profit, ongoing business segment operating margin, sales excluding foreign currency and BEFIEX, and free cash flow. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency and BEFIEX is calculated by translating the current period net sales excluding BEFIEX, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales excluding BEFIEX. Management believes that sales excluding foreign currency and BEFIEX provides stockholders with a clearer basis to assess our results over time. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing business financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings (loss) before income taxes, net earnings per diluted share available to Whirlpool, reported operating profit by segment, net sales, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operating Profit, Ongoing Business Earnings Before Income Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before income taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, earnings before income taxes and net earnings per diluted share available to Whirlpool, for the three months ended June 30, 2014. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales.

	Three Months Ended
	June 30, 2014
	Operating Profit	Earnings Before Income Taxes	Earnings per Diluted Share
Reported GAAP Measure	$291	$235	$2.25
Restructuring Expense(a)	34	34	0.33
Investment Expense(b)	5	13	0.12
Antitrust Resolutions(c)	—	1	0.01
Normalized Tax Rate Adjustment(d)	—	—	(0.09)
Ongoing Business Measure	$330	$283	$2.62

Ongoing Business Operating Profit, Ongoing Business Earnings Before Income Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before income taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, earnings before income taxes and net earnings per diluted share available to Whirlpool, for the three months ended June 30, 2013. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales excluding BEFIEX.

	Three Months Ended
	June 30, 2013
	Operating Profit	Earnings Before Income Taxes	Earnings per Diluted Share
Reported GAAP Measure	$328	$245	$2.44
Restructuring Expense(a)	31	31	0.29
Brazilian (BEFIEX) Tax Credits(e)	(24)	(24)	(0.29)
Investment Expense(b)	—	10	0.10
Antitrust and Contract Resolutions(c)	—	2	0.01
U.S. Energy Tax Credits(f)	—	—	(0.20)
Normalized Tax Rate Adjustment(d)	—	—	0.02
Ongoing Business Measure	$335	$264	$2.37

Ongoing Business Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit with the most directly comparable GAAP financial measure, segment operating profit, for the three months ended June 30, 2014. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit by segment net sales.

	Three Months Ended
	June 30, 2014
	Segment Operating Profit	Restructuring Expense(a)	Investment Expense(b)	Ongoing Business Segment Operating Profit
North America	$285	$—	$—	$285
Latin America	87	—	—	87
EMEA	2	—	—	2
Asia	4	—	—	4
Other/Eliminations	(87)	34	5	(48)
Total Whirlpool Corporation	$291	$34	$5	$330

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended June 30, 2013. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit by segment net sales excluding BEFIEX.

	Three Months Ended
	June 30, 2013
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Brazilian (BEFIEX) Tax Credits(b)	Ongoing Business Segment Operating Profit (Loss)
North America	$262	$—	$—	$262
Latin America	135	—	(24)	111
EMEA	(6)	—	—	(6)
Asia	14	—	—	14
Other/Eliminations	(77)	31	—	(46)
Total Whirlpool Corporation	$328	$31	$(24)	$335

Footnotes:

a.
During the second quarters of 2014 and 2013, we recorded restructuring charges of $34 million and $31 million, respectively. The earnings per diluted share impacts are calculated based on income tax impacts of $8 million and $7 million, respectively.

b.
During the second quarters of 2014 and 2013, we recognized investment expenses of $13 million and $10 million, respectively, primarily related to the pending acquisitions of majority interests in Hefei Sanyo and, specifically for 2014, Indesit. The earnings per diluted share impacts are calculated based on income tax impacts of $3 million and $2 million, respectively.

c.
During the second quarter of 2014, we recognized expenses of approximately $1 million related to antitrust resolutions. The earnings per diluted share impact is calculated based on an income tax impact of $0 million. During the second quarter of 2013 we recognized expenses of $2 million related to antitrust and contract resolutions. The earnings per diluted share impact is calculated based on an income tax impact of $0 million.

d.	During the second quarters of 2014 and 2013, we made adjustments to ongoing business diluted EPS to reconcile specific items reported to a full-year effective tax rate of 24%.

e.	During the second quarter of 2013, we monetized Brazilian (BEFIEX) tax credits of $24 million. The earnings per diluted share impact is calculated based on an income tax impact of $0 million.

f.	In the second quarter of 2013, we recognized $16 million of U.S. energy tax credits. The earnings per diluted share impact is calculated based on an income tax benefit of $16 million.

Free Cash Flow

As defined by the company, free cash flow is cash provided by (used in) operating activities after capital expenditures and proceeds from the sale of assets and businesses. The reconciliation provided below reconciles six-month actual 2014 and 2013 and projected full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Six Months Ended June 30,
(millions of dollars)	2014	2013	2014 Outlook
Cash Provided by (Used In) Operating Activities	$(368)	$(196)	$1,225	–	$1,325
Capital Expenditures and Proceeds from Sale of Assets/Businesses	(254)	(177)	(625)	–	(675)
Free Cash Flow	$(622)	$(373)	$600	–	$650

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